RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 16, 2013

Pricing Supplement Dated July __, 2013 to the Product Prospectus
Supplement TP-1, dated April 4, 2013, and the Prospectus
Supplement and Prospectus, Each Dated January 28, 2011
$ __________ Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock Royal Bank of Canada

Royal Bank of Canada is offering four (4) separate offerings of Trigger Phoenix Autocallable Notes (the “Notes”). Each offering is a separate offering of the Notes linked to one, and only one, Reference Stock named below. The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Continent Coupon at the relevant rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement, as set forth below.

The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated April 4, 2013, on page 1 of the prospectus supplement dated January 28, 2011, and “Selected Risk Considerations” beginning on page P8 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	July 29, 2013	Principal Amount:	$1,000 per Note
Issuance Date:	July 31, 2013	Maturity Date:	July 31, 2014
Observation Dates:	October 29, 2013, January 29, 2014, April 29, 2014, and July 29, 2014 (the “final Observation Date”)
Contingent Coupon:
If the closing price of the relevant Reference Stock is greater than or equal to the relevant Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $1,000 principal amount, $1,000 plus the Contingent Coupon at maturity unless the relevant Final Stock Price is less than the relevant Trigger Price.
If the relevant Final Stock Price is less than the relevant Trigger Price, then the investor will receive at maturity, instead of the principal amount and the final Contingent Coupon, a number of shares of the relevant Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.

If the Notes are not called, investors will lose some or all of their investment at maturity if the Final Share Price is less than the Trigger Price.
Call Feature:
The Notes will be automatically called for 100% of their principal amount plus the Contingent Coupon, if the closing price of the relevant Reference Stock is greater than or equal to its Initial Stock Price on any Observation Date.

Initial Stock Price:	The closing price of the relevant Reference Stock on the Trade Date.
Final Stock Price:	The closing price of the relevant Reference Stock on the final Observation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the relevant Reference Stock equal to the principal amount divided by the relevant Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Reference Stock	Contingent Coupon Rate (Per Annum)	Initial Stock Price	Coupon Barrier	Trigger Price	CUSIP	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
Delta Air Lines, Inc. (NYSE Symbol: DAL)	[12.50% to 15.50%]		$70% of the Initial Stock Price	70% of the Initial Stock Price	78008S6B7	$ %	$ %	$ %

Freeport-McMoRan Copper & Gold Inc. (NYSE Symbol: FCX)	[8.50% to 11.50%]		$75% of the Initial Stock Price	75% of the Initial Stock Price	78008S6C5	$ %	$ %	$ %

KB Home (NYSE Symbol: KBH)	[11.50% to 14.50%]		$65% of the Initial Stock Price	65% of the Initial Stock Price	78008S6E1	$ %	$ %	$ %

Michael Kors Holdings Limited (NYSE Symbol: KORS)	[11.50% to 14.50%]		$75% of the Initial Stock Price	75% of the Initial Stock Price	78008S6D3	$ %	$ %	$ %

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $15 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $15 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $30 per $1,000 in principal amount of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P17 below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to four (4) separate offerings of Trigger Phoenix Autocallable Notes.  Each offering is a separate offering of the notes linked to one, and only one, Reference Stock.  All of the notes offered by this terms supplement are collectively referred to as the “Notes”.  The Notes offered by this terms supplement do not represent notes linked to a basket of the Reference Stocks.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series E

Trade Date:	July 29, 2013

Issuance Date:	July 31, 2013

Term:	One year.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Reference Stock:	As set forth on the cover page.

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•      If the closing price of the relevant Reference Stock is greater than or equal to the relevant Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•      If the closing price of the relevant Reference Stock is less than the relevant Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	As set forth on the cover page. The actual Contingent Coupon Rate for each offering of the Notes will be determined on the Trade Date.

Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on October 31, 2013, January 31, 2014, May 1, 2014, and the Maturity Date.

Call Feature:	If, on any Observation Date, the closing price of the relevant Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Observation Dates:	Quarterly on October 29, 2013, January 29, 2014, April 29, 2014, and July 29, 2014.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

Call Settlement Date:
Two business days following the applicable Observation Date. If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.

Maturity Date:	July 31, 2014

Initial Stock Price:	The closing price of the relevant Reference Stock on the Trade Date.

Final Stock Price:	The closing price of the Relevant Reference Stock on the final Observation Date.

Trigger Price:	As set forth on the cover page.

Coupon Barrier:	As set forth on the cover page.

Payment at Maturity (if held to maturity):
If the notes are not called, we will pay you at maturity an amount based on the Final Stock Price:

•      If the relevant Final Stock Price is greater than or equal to the relevant Trigger Price on the final Observation Date, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the maturity date.

•      If the relevant Final Stock Price is less than the relevant Trigger Price on the final Observation Date, we will deliver to you the Physical Delivery Amount, or at our option, the Cash Delivery Amount (each as defined below).  The value of the cash or shares that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the Trade Date to the final Observation Date. If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash based on the Final Stock Price.

If the Notes are not called, investors in the Notes will lose some or all of their investment at maturity if the Final Stock Price is less than the Trigger Price.

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the relevant Reference Stock equal to $1,000 divided by the relevant Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the relevant Reference Stock to be delivered will be rounded down and the fractional part will be paid in cash based on the Final Stock Price.

Cash Delivery Amount:	For each $1,000 principal amount, the product of the Physical Delivery Amount, as calculated above, multiplied by the Final Stock Price.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing on the cover page, the terms appearing above the item captioned “Secondary Market” on pages P2 through P4 of this terms supplement, and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated April 4, 2013, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and in the product prospectus supplement dated April 4, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement TP-1 dated April 4, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913001865/j43131424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

HYPOTHETICAL EXAMPLES

The examples below are for illustration purposes only, assuming the following:

Hypothetical Initial Stock Price:	$100*
Hypothetical Trigger Price:	$75, which is 75% of the hypothetical Initial Stock Price
Hypothetical Coupon Barrier:	$75, which is 75% of the hypothetical Initial Stock Price
Hypothetical Physical Delivery Amount:	10, which is the principal amount divided by the hypothetical Initial Stock Price
Hypothetical Contingent Coupon Rate	8.50% per annum (or 2.125% per quarter)
Hypothetical Contingent Coupon:	$21.25 per quarter
Observation Dates:	October 29, 2013, January 29, 2014, April 29, 2014, and July 29, 2014
Principal Amount:	$1,000 per Note

*
The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the expected actual Initial Stock Price of any Reference Stock.  For recent actual levels of the Reference Stocks, see the section entitled “Information Regarding the Issuers of the Reference Stocks” beginning on page P11 below.

In Examples 1 and 2, the hypothetical closing price of the Reference Stock is greater than or equal to the hypothetical Initial Stock Price on one of the Observation Dates, and, consequently, the Notes are automatically called.  In Examples 3 and 4, the hypothetical closing price on each Observation Date is less than the Initial Stock Price, and, consequently, the Notes are not automatically called.

	Example 1			Example 2
Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes are Called*	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes are Called*
#1	$105	—*	$1,021.25	$99	$21.25	N/A
#2	N/A	N/A	N/A	$70	$0	N/A
#3	N/A	N/A	N/A	$120	—*	$1,021.25
Final Observation Date	N/A	N/A	N/A	N/A	N/A	N/A
* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price is greater than or equal to the Initial Stock Price.

▪
In Example 1, the Notes are automatically called following the first Observation Date as the closing price of the Reference Stock on the first Observation Date is greater than the Initial Stock Price.  Payment will be calculated as follows:

Principal Amount + Contingent Coupon = $1,000 + $21.25 = $1,021.25

In this example, the Call Feature limits the term of your investment to approximately three months.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

▪
In Example 2, the Notes are automatically called following the third Observation Date, as the closing price of the Reference Stock on the third Observation Date is greater than the Initial Stock Price.  As the closing price on the first Observation Date is greater than the Coupon Barrier, you receive the Contingent Coupon of $21.25 with respect to that Observation Date.  Following the third Observation Date, you receive a payment of $1,021.25, which includes the Contingent Coupon with respect to the third Observation Date.

In this example, the Call Feature limits the term of your investment to approximately nine months.  Further, although the Reference Stock has appreciated by 20% from the Initial Stock Price on the third Observation Date, you only receive a total payment of $1,042.50 per Note (a 4.25% return on the Notes) and do not benefit from that appreciation.

	Example 3			Example 4
Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes are called*	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes are Called*
#1	$70	$0	N/A	$70	$0	N/A
#2	$65	$0	N/A	$65	$0	N/A
#3	$68	$0	N/A	$68	$0	N/A
Final Observation Date	$70	$0	N/A	$75	$21.25*	N/A
Payment at Maturity	10 shares of the Reference Stock (a value of $700 based on the Final Stock Price)			$1,021.25
* The final Contingent Coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per Note based on the Final Stock Price.

▪
In Example 3, the closing price of the Reference Stock on each Observation Date is below the Coupon Barrier.  As a result, you do not receive any Contingent Coupons during the term of the Notes and, at maturity, you are fully exposed to the decline in the Reference Stock, as the Final Stock Price is less than the Trigger Price. You will receive the hypothetical Physical Delivery Amount, which would have a value of $700 based on the Final Stock Price.

In this example, the value of shares you receive at maturity is significantly less than the principal amount.

▪
In Example 4, the closing price of the Reference Stock decreases to a Final Stock Price of $75.  Although the Final Stock Price is less than the Initial Stock Price, because the Final Stock Price is still not less than the Trigger Price, you will receive the principal amount plus the Contingent Coupon with respect to the final Observation Date.  Your payment at maturity would be:

$1,000 + $21.25 = $1,021.25

In this example, although the Final Stock Price represents a 25% decline from the Initial Stock Price, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,021.25 per Note at maturity.

RBC Capital Markets, LLC
P7

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the relevant Reference Stock.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Reference Stock between the Trade Date and the final Observation Date.  If the Notes are not automatically called and the Final Stock Price is less than the Trigger Price, you will receive a number of shares of the relevant Reference Stock or the cash value of those shares, resulting in a loss that is proportionate to the decline in the closing price of the relevant Reference Stock from the Trade Date to the final Observation Date.  Any Contingent Coupons received on the Notes prior to the maturity date, may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date, the closing price of the relevant Reference Stock is greater than or equal to the Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make any coupon payments on the Notes.  If the closing price of the relevant Reference Stock on an Observation Date is less than the Coupon Barrier, Royal Bank of Canada will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the relevant Reference Stock is less than the Coupon Barrier on each of the Observation Dates and on the final Observation Date, Royal Bank of Canada will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if Royal Bank of Canada does not pay the Contingent Coupon on the maturity date, you will also incur a loss of principal, because the Final Stock Price will be less than the Trigger Price.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the relevant Reference Stock. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the Contingent Coupon Rate.   As a result, the return on an investment in the Notes could be less than the return on a direct investment in the relevant Reference Stock.

•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the relevant Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the relevant Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the relevant Reference Stock may have. Furthermore, the relevant Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

•
There Is No Affiliation Between any Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by that Company — We are not affiliated with any Reference Stock issuer.  However, we and our affiliates may currently, or from time to time in the future engage in business with the Reference Stock issuers.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about any Reference Stock or any Reference Stock issuer that such company prepares.  You, as an investor in the Notes, should make your own investigation into the relevant Reference Stock and the relevant Reference Stock issuer.  None of the Reference Stock issuers is involved in this offering and have any obligation of any sort with respect to your Notes.  The Reference Stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the relevant Reference Stock that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the price of the relevant Reference Stock, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of the relevant Reference Stock, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the relevant Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the relevant Reference Stock and, therefore, the market value of the Notes.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity — The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments —The payment at maturity and each Observation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

U.S. FEDERAL TAX INFORMATION

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes and is further supplemented by the following summary.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement dated April 4, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Foreign Account Tax Compliance Act.”  Pursuant to the final regulations and notices, withholding requirements with respect to payments made on the Notes will generally begin no earlier than July 1, 2014, and the withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014.  Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the Notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by each issuer with the SEC, information published by them on their respective websites or in any other format, information about the issuers obtained from any other source or the information provided below.

•	Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight, and mail over a network of routes throughout the United States and internationally.

•
Freeport-McMoRan Copper & Gold Inc., through its subsidiary, is a copper, gold and molybdenum mining company. The company primarily mines for copper and owns mining interests in Chile and Indonesia. It also, through a subsidiary, is involved in smelting and refining of copper concentrates.

•
KB Home builds single-family homes in the United States, primarily targeting first-time and first move-up homebuyers. The company has operating divisions in Arizona, California, Colorado, Florida, Georgia, Illinois, Nevada, Wisconsin, New Mexico, North Carolina, South Carolina, and Texas. It also derives income from mortgage banking, title and insurance services.

•
Michael Kors Holdings Limited is a global luxury lifestyle brand. The company operates in retail, wholesale, and licensing with a strategically controlled global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners.

The following graphs set forth the recent historical performances of each Reference Stock.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock. The information provided in each table is for the period from January 1, 2010, or the first day that the relevant Reference Stock was listed, as applicable, to July 15, 2013.

We obtained the information regarding the historical performance of the Reference Stocks in the charts below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market prices of any Reference Stock on any Observation Date.  We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P11

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2010	3/31/2010	$14.90	$10.93	$14.59
4/1/2010	6/30/2010	$14.94	$10.90	$11.75
7/1/2010	9/30/2010	$12.80	$9.60	$11.64
10/1/2010	12/31/2010	$14.54	$10.96	$12.60

1/1/2011	3/31/2011	$13.21	$9.71	$9.80
4/1/2011	6/30/2011	$11.60	$8.92	$9.17
7/1/2011	9/30/2011	$10.17	$6.46	$7.50
10/1/2011	12/30/2011	$9.12	$6.65	$8.09

1/1/2012	3/30/2012	$11.57	$7.84	$9.91
4/1/2012	6/29/2012	$12.25	$9.78	$10.95
7/1/2012	9/28/2012	$11.25	$8.42	$9.16
10/1/2012	12/31/2012	$12.04	$9.11	$11.87

1/1/2013	3/28/2013	$17.24	$11.97	$16.51
4/1/2013	6/28/2013	$19.43	$13.95	$18.71
7/1/2013	7/15/2013	$19.73	$18.31	$19.44

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P12

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2010	3/31/2010	$45.28	$33.02	$41.77
4/1/2010	6/30/2010	$44.15	$29.12	$29.57
7/1/2010	9/30/2010	$43.96	$28.36	$42.70
10/1/2010	12/31/2010	$60.39	$43.19	$60.05

1/1/2011	3/31/2011	$61.35	$46.25	$55.55
4/1/2011	6/30/2011	$58.75	$46.06	$52.90
7/1/2011	9/30/2011	$56.78	$30.37	$30.45
10/1/2011	12/30/2011	$43.50	$28.85	$36.79

1/1/2012	3/30/2012	$48.96	$36.76	$38.04
4/1/2012	6/29/2012	$39.43	$31.16	$34.07
7/1/2012	9/28/2012	$43.65	$31.08	$39.58
10/1/2012	12/31/2012	$42.89	$30.55	$34.20

1/1/2013	3/28/2013	$36.25	$30.72	$33.10
4/1/2013	6/28/2013	$34.00	$26.38	$27.61
7/1/2013	7/15/2013	$28.75	$26.95	$28.13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P13

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2010	3/31/2010	$18.05	$13.46	$16.75
4/1/2010	6/30/2010	$20.13	$10.92	$11.00
7/1/2010	9/30/2010	$12.45	$9.43	$11.33
10/1/2010	12/31/2010	$14.26	$10.28	$13.49

1/1/2011	3/31/2011	$16.11	$12.36	$12.44
4/1/2011	6/30/2011	$12.61	$9.56	$9.78
7/1/2011	9/30/2011	$12.27	$5.09	$5.86
10/1/2011	12/30/2011	$8.39	$5.03	$6.72

1/1/2012	3/30/2012	$13.06	$6.65	$8.90
4/1/2012	6/29/2012	$10.07	$6.47	$9.80
7/1/2012	9/28/2012	$15.65	$9.04	$14.35
10/1/2012	12/31/2012	$17.29	$13.10	$15.80

1/1/2013	3/28/2013	$22.43	$15.78	$21.77
4/1/2013	6/28/2013	$25.14	$18.31	$19.63
7/1/2013	7/15/2013	$20.11	$17.63	$18.97

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P14

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

12/15/2011	12/30/2011	$27.58	$23.51	$27.25

1/1/2012	3/30/2012	$50.64	$25.50	$46.59
4/1/2012	6/29/2012	$49.50	$35.50	$41.84
7/1/2012	9/28/2012	$57.35	$37.77	$53.18
10/1/2012	12/31/2012	$58.61	$46.69	$51.03

1/1/2013	3/28/2013	$65.10	$49.99	$56.79
4/1/2013	6/28/2013	$66.18	$51.63	$62.02
7/1/2013	7/15/2013	$65.10	$61.50	$62.65

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P15

Trigger Phoenix Autocallable Notes due July 31, 2014 Each Linked to a Single Reference Stock

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about July 31, 2013, which is the second (2nd) business day following the Trade Date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBC Capital Markets, LLC
P16